Exhibit 10.1

AMENDMENT NO. 5

THIS AMENDMENT NO. 5, dated as of September 3, 2014 (this “Amendment”), of the Credit Agreement referenced below by and among HURON CONSULTING GROUP INC., a Delaware corporation, as Borrower, the Guarantors identified herein, and BANK OF AMERICA, N.A., as Administrative Agent for and on behalf of the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $450 million credit facility consisting of a $247.5 million revolving credit facility and a $202.5 million term loan facility has been established in favor of the Borrower pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of April 14, 2011 (as amended and modified, the “Credit Agreement”) by and among Huron Consulting Group Inc., a Delaware corporation, as Borrower, certain subsidiaries of Huron Consulting Group Inc., as Guarantors, the Lenders identified therein and Bank of America, N.A., as Administrative Agent and Collateral Agent;

WHEREAS, the Borrower has requested amendment of the Credit Agreement in certain respects; and

WHEREAS, the Lenders have agreed to the requested amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Consent to Convertible Bond Transaction. The Borrower plans to issue up to $250 million in Permitted Convertible Indebtedness, and Permitted Bond Hedge Transactions and Permitted Warrant Transactions relating thereto (each as hereinafter defined). Consent is hereby given to the issuance of such Permitted Convertible Indebtedness, and Permitted Bond Hedge Transactions and Permitted Warrant Transactions relating thereto, as hereinafter provided.

Section 2. Amendment. The Credit Agreement is amended in the following respects:

2.1. In Section 1.01 (Defined Terms) the following terms are amended or added to read as follows:

“Amendment No. 5” means Amendment No. 5, dated as of September 3, 2014, to this Credit Agreement.

“Amendment No. 5 Effective Date” means September 3, 2014.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“Change of Control” means the occurrence of any of the following events: (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the “Act”), shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than twenty-five percent (25%) of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Borrower having voting rights in the election of directors under normal circumstances; (b) a majority of the members of the Board of Directors of the Borrower shall cease to be Continuing Members; (c) the Borrower shall cease to, directly or indirectly, own and control sixty-six percent (66%) of each class of the outstanding Capital Securities of any Wholly-Owned Domestic Subsidiary; or (d) the occurrence of a “change of control”, “fundamental change” or similar occurrence in respect of Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions or Permitted Warrant Transactions and giving rise to a right to payment or purchase prior to scheduled maturity or an exercise of rights and remedies thereunder or in respect thereof. For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of the Borrower who either (i) was a member of the Borrower’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors after the day before the Closing Date and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Borrower’s Board of Directors.

“Consolidated Fixed Charges” means, for any period for the Borrower and its Subsidiaries, the sum of (a) the cash portion of Consolidated Interest Expense (excluding any amounts paid as financing or amendment fees or expenses), plus (b) scheduled principal payments made on Consolidated Funded Debt, plus (c) rent and lease expense in accordance with GAAP, plus (d) the aggregate amount of Restricted Payments (but excluding, in any event, for purposes hereof, the upfront premiums payable in respect of the Permitted Bond Hedge Transactions and any share repurchases by the Borrower) actually paid in cash during the period to Persons other than the Borrower or any domestic Wholly-Owned Subsidiary, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Funded Debt” means Funded Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, “Consolidated Funded Debt” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) the difference of Consolidated Funded Debt minus, for the period from the Amendment No. 5 Effective Date through September 30, 2015, but only for such period, unrestricted cash and Cash Equivalents (which shall not include amounts on deposit in respect of the discharge or defeasance of Indebtedness) on deposit with the Administrative Agent or Lenders in excess of $25 million on such date, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. For the avoidance of doubt, “Equity Interests” shall not include Permitted Convertible Indebtedness or Permitted Warrant Transactions.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all obligations in respect of the deferred purchase price of property or services (including all earn-out obligations, whether or not contingent, regardless of treatment under GAAP, but excluding trade accounts payable in the ordinary course of business);

(d) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(e) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person;

provided, however, that for the avoidance of doubt, “Indebtedness” shall not include Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Obligations” means, with respect to each Loan Party, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between the Borrower or any of its Subsidiaries, on the one hand, and any Lender or Affiliate of a Lender, on the other hand, to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between the Borrower or any of its Subsidiaries, on the one hand, and any Lender or Affiliate of a Lender, on the other hand; provided, however, that (i) the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (ii) for the avoidance of doubt, “Obligations” shall not include Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) the Consolidated Leverage Ratio shall be at least 0.25 times less than (at least one-quarter turn inside) the maximum Consolidated Leverage Ratio then in effect under Section 8.11(b) after giving effect thereto on a Pro Forma Basis, (e) in the case of any Acquisition, or series of related Acquisitions, with Acquisition Consideration in excess of $30 million the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Loan Parties will be in compliance with the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), and (g) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction.

“Permitted Bond Hedge Transactions” means any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of any Permitted Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by Borrower from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transactions.

“Permitted Convertible Indebtedness” means indebtedness of Borrower that is convertible into common stock of Borrower (or other securities or property following a merger event or other change of the common stock of Borrower) and/or cash (in an amount determined by reference to the price of such common stock).

“Permitted Warrant Transactions” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) sold by Borrower substantially concurrently in connection with any purchase by Borrower of a related Permitted Bond Hedge Transactions.

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining the Consolidated Leverage Ratio (including for purposes of determining the applicable pricing level for the “Applicable Percentage”), that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a Pro Forma Basis hereunder, (a) in the case of

Dispositions and Recovery Events, (i) income and cash flow statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be excluded to the extent relating to any period prior to the date of such transaction, and (ii) Funded Indebtedness paid or retired in connection therewith shall be deemed to have been paid and retired as of the first day of the applicable period; (b) in the case of any Acquisition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Funded Indebtedness incurred in connection therewith shall be deemed to have been incurred as of the first day of the applicable period (provided that interest expense need not be imputed for the applicable period); and (c) in the case of incurrence of Funded Indebtedness hereunder, the Funded Indebtedness shall be deemed to have been incurred as of the first day of the applicable period (provided that interest expense need not be imputed for the applicable period).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, (c) the initial premium amount for a Permitted Bond Hedge Transaction and the sales proceeds from a Permitted Warrant Transaction in connection with Permitted Convertible Indebtedness, taken together as a single transaction, on a net basis, (d) any payment made in cash to holders of Permitted Convertible Indebtedness in excess of the original principal (or notional) amount thereof and interest on such excess amount, unless and to the extent that a corresponding amount is received in cash (whether through a direct cash payment or a settlement in shares of stock that are immediately sold for cash) substantially contemporaneously from the other parties to a Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, and (e) any cash payment made in connection with the settlement of a Warrant Transaction solely to the extent the Borrower has the option of satisfying such payment obligation through the issuance of shares of common stock.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, for the avoidance of doubt, “Swap Contract” shall not include any Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions or Permitted Warrant Transactions.

2.2. Section 1.03(c) is amended to read as follows:

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that:

(i) all calculations of the Consolidated Leverage Ratio (and its components) (including for purposes of determining applicable pricing level for the Applicable Percentage) shall be made on a Pro Forma Basis giving effect to Acquisitions, Dispositions and Recovery Events occurring during the applicable period;

(ii) all references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein;

(iii) all Indebtedness shall be carried at 100% of the outstanding principal amount thereof regardless whether GAAP may permit any such Indebtedness to be carried at some lesser amount under FASB ASC 825 and FASB ASC 470-20 or otherwise; and

(iv) for purposes of all calculations hereunder, the principal amount of Permitted Convertible Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

2.3. Section 7.01 is amended to read as follows:

7.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within ninety days after the end of each fiscal year or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal year ending December 31, 2011, consolidated financial statements for the Borrower and its Subsidiaries, including a balance sheet as at the end of such fiscal year, and the related statements of income or operations, changes in cash flows and changes in shareholders’ equity (on a consolidated basis only) for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within, forty-five days after the end of each of the first three fiscal quarters (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), commencing with the fiscal quarter ending March 31, 2011, consolidated financial statements for the Borrower and its Subsidiaries, including a balance sheet as at the end of such fiscal quarter, and the related statements of income or operations, changes in cash flows and changes in shareholders’ equity (on a consolidated basis only) for the fiscal quarter and portion of the fiscal year then ended, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

2.4. Section 8.02(k) is amended to read as follows:

(k) Investments consisting of (i) Swap Contracts permitted by Section 8.03(d) and (ii) Permitted Bond Hedge Transactions and Permitted Warrant Transactions entered into in connection with Permitted Convertible Indebtedness;

2.5. Section 8.03 (Indebtedness) is amended to read as follows:

8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness set forth in Schedule 8.03 and renewals, refinancings and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such renewal, refinancing or extension are not materially less favorable to the Loan Parties and their Subsidiaries than the terms of the Indebtedness being renewed, refinanced or extended;

(c) intercompany Indebtedness permitted under Section 8.02;

(d) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10 million at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f) contingent liabilities relating to customary indemnification obligations in favor of sellers and purchasers in respect of Acquisitions and Dispositions permitted hereunder;

(g) deferred purchase price obligations (including earn-out payments) in respect of Permitted Acquisitions;

(h) Indebtedness acquired or assumed in connection with an Acquisition permitted hereunder, provided that (i) the Indebtedness was not was not incurred in connection with or in anticipation of such Acquisition, and (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis;

(i) unsecured Permitted Convertible Indebtedness in an original (or notional) aggregate principal amount not to exceed $250 million, and Permitted Bond Hedge Transactions and Permitted Warrant Transactions relating thereto; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, and (ii) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants after giving effect thereto on a Pro Forma Basis;

(j) unsecured Indebtedness for borrowed money of the Borrower in an aggregate principal amount not to exceed $150 million, provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants after giving effect thereto on a Pro Forma Basis, and (iii) the covenants, terms and conditions of such Indebtedness shall not be more restrictive, in any material respect, than the covenants, terms and conditions hereunder;

(k) Guarantees with respect to Indebtedness permitted under this Section 8.03;

(l) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal bonds or similar obligations incurred in the ordinary course of business;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, in each case, drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within 5 Business Days of its incurrence;

(n) Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with financing of insurance premiums; provided that the total of all such Indebtedness shall not exceed the aggregate amount of such unpaid insurance premiums;

(o) other Indebtedness not specified above, provided, that the principal amount of such Indebtedness does not exceed $5 million in the aggregate at any time outstanding.

2.6. Section 8.06 (Restricted Payments) is amended to read as follows:

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and its Subsidiaries may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c) the Borrower may make payments required under and in respect of the Permitted Convertible Indebtedness, and Permitted Bond Hedge Transactions and Permitted Warrant Transactions relating thereto; and

(d) the Borrower may declare and make other Restricted Payments; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants after giving effect thereto on a Pro Forma Basis, and (iii) the aggregate amount of such Restricted Payments shall not exceed an amount equal to the sum of (A) $50,000,000 plus (B) 50% of cumulative Consolidated Net Income from the Closing Date, plus (C) 50% of the Net Cash Proceeds from Equity Issuances after the Closing Date.

Notwithstanding anything to the contrary above or elsewhere contained herein, the entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common or other securities or property), any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transactions and any Permitted Warrant Transactions are not prohibited, limited or constrained hereunder.

2.7. Section 9.01(e) is amended to read as follows:

(e) Cross-Default. (i) The Borrower or any of its Subsidiaries fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower or any of its Subsidiaries fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $15,000,000; or (iv) there occurs under any Permitted Bond Hedge Transactions or Permitted Warrant Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value owed by the Borrower or such Subsidiary as a result thereof, taken together, is greater than $15,000,000; or

Section 3. Representations and Warranties, No Default. Each of the Loan Parties hereby represents and warrants that as of the effective date of this Amendment, (i) no Default or Event of Default exists and is continuing, and (ii) all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.

Section 4. Effectiveness. This Amendment shall become effective on the date that the following conditions have been satisfied:

4.1. Consents. The Administrative Agent shall have received (a) signed consents to this Amendment from the Required Lenders, and (b) executed signature pages hereto from each Loan Party;

4.2. Fees and Expenses. The Administrative Agent shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel), on or before the Amendment No. 5 Effective Date;

4.3. Legal Opinions. The Administrative Agent shall have received a favorable legal opinion from Barnes & Thornburg, LLP, counsel to the Loan Parties, covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent; and

4.4. Closing Certificates. The Administrative Agent shall have received from the Loan Parties certified copies of resolutions and Organization Documents, or “no change” certifications from the deliveries made on the Closing Date, and updated incumbency certificates and specimen signatures, as appropriate.

Section 5. Guarantor Acknowledgment. Each Guarantor acknowledges and consents to all of the terms and conditions of this Amendment, affirms its Guaranteed Obligations under and in respect of the Loan Documents and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any Guarantor’s obligations under the Loan Documents, except as expressly set forth therein.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

Section 8. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen PLLC.

Section 9. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 10. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent, the Swing Line Lender or the L/C Issuer, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the effective date hereof, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	HURON CONSULTING GROUP INC., a Delaware corporation

	By:	/s/ C. Mark Hussey
	Name:	C. Mark Hussey
	Title:	EVP, COO, CFO and Treasurer

GUARANTORS:	HURON CONSULTING GROUP HOLDINGS LLC, a Delaware limited liability company

	By:	/s/ C. Mark Hussey
	Name:	C. Mark Hussey
	Title:	EVP, COO, CFO and Treasurer

HURON CONSULTING SERVICES LLC, a Delaware limited liability company

	By:	/s/ C. Mark Hussey
	Name:	C. Mark Hussey
	Title:	EVP, COO, CFO and Treasurer

HURON MANAGEMENT SERVICES LLC, formerly known as WELLSPRING MANAGEMENT SERVICES LLC, a Delaware limited liability company

	By:	/s/ C. Mark Hussey
	Name:	C. Mark Hussey
	Title:	EVP, COO, CFO and Treasurer

HURON DEMAND LLC, a Delaware limited liability company

	By:	/s/ C. Mark Hussey
	Name:	C. Mark Hussey
	Title:	EVP, COO, CFO and Treasurer

HURON TECHNOLOGIES INC., a Delaware corporation

	By:	/s/ C. Mark Hussey
	Name:	C. Mark Hussey
	Title:	EVP, COO, CFO and Treasurer

AMENDMENT NO. 5

HURON CONSULTING GROUP INC.

LEGALSOURCE LLC, a Delaware limited liability company

By:	/s/ C. Mark Hussey
Name:	C. Mark Hussey
Title:	EVP, COO, CFO and Treasurer

AMENDMENT NO. 5

HURON CONSULTING GROUP INC.

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

	By:	/s/ Maria A. McClain
	Name:	Maria A. McClain
	Title:	Vice President

AMENDMENT NO. 5

HURON CONSULTING GROUP INC.